Exhibit 99.1

ANPATH GROUP, INC. ANNOUNCES ITS SUCCESSFUL EMERGENCE FROM ITS CHAPTER 11 RESTRUCTURING

MOORESVILLE, NC (December 23, 2010) Anpath Group, Inc. (OTCBB:  ANPG), (“Anpath Group”, or the “Company”), announced today its successful emergence from its Chapter 11 restructuring.

In May Anpath Group filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. The company secured debtor-in-possession financing from several lenders, including the Company’s existing senior secured note holder, to continue ongoing operations during the reorganization process. Commercialization of its broad range of commercial and industrial infection prevention technologies had taken the Company much longer than anticipated.

The company's plan of reorganization was confirmed on November 22, 2010 by the Hon. Kevin J. Carey of the U.S. Bankruptcy Court for the District of Delaware.

“Anpath emerges from bankruptcy with good liquidity, no long-term debt and lower overhead costs”, stated J. Lloyd Breedlove, President and CEO.  “Moreover, we now have more time to execute our plans to exploit our technology and resultant infection prevention products designed to prevent the spread of infectious microorganisms that produce harmful effects on people, equipment and the environment.  We believe our action, which has been made possible by the support of our senior lenders, will, in the long run, provide the best chance for all parties vested with an interest in the Company to realize the Company’s potential”.

In addition to Mr. Breedlove, the company announced the other members of its new board of highly experienced directors:

•
Ira N. Kalfus, M.D. Dr. Kalfus was formerly VP of Medical Affairs at Lev Pharmaceuticals, where he led the clinical development for Cinryze, which was approved by FDA in 2008. Upon the acquisition of Lev by ViroPharma Inc. in 2008, he has advised ViroPharma on product launch, expansion and investor relations.  He is also a principal at M2G Consulting and is particularly interested in early to late stage pharmaceutical and biotech opportunities.  Clients include hedge funds, advisory firms and industry.  He is Chief Medical Officer of Thar Pharmaceuticals, a Pittsburgh based pharmaceutical start-up.  His other positions have included Hillside Medical Associates (practicing internist for approximately 15 years)Aetna/US Healthcare (Medical Director), and Long Island Jewish Medical Center (President of the Staff Society and Chairman of Performance Improvement).  Dr. Kalfus completed residency in Internal Medicine at Long Island Jewish Medical Center and graduated from Albert Einstein College of Medicine (M.D.) and Columbia University (B.A. in Biology).

•
Philip Mandelbaum   Since September, 1998, Philip Mandelbaum has served as Treasurer and Chief Financial Officer of The Remus Group, a consortium of privately held investment companies.  Mr. Mandelbaum is a graduate of the Rutgers Graduate School of Business Administration with a Masters Degree in Business Administration from the Professional Accounting Program. Mr. Mandelbaum is Certified Public Accountant and has practiced in the public accounting arena for over 30 years.

Chapter 11 Emergence	December 23, 2010	1

•
Steven G. Singer Since November, 2000, Steven Singer has served as the Chairman and Chief Executive of American Banknote Corporation, a global leader in security documents (including passports, national ID cards, credit cards and checks) since 1795.  Mr. Singer is a graduate summa cum laude of the University of Pennsylvania and the Harvard Law School.  During the past 10 years, he has served as the Chairman of the Board of Globix Corporation, Motient Corporation, ABnote Limitada do Brasil, Pure 1 Systems, and Leigh Mardon PTY, and as Members of the Board of TV Max Holdings LLC, Galaxy Cable LLC, Neon Corporation, Technicon Instruments Corp.

•
Carl M. Sutera From the mid 70’s thru the late 80’s Carl Sutera was President and CEO of Lewis Chemical Corp. a hazardous waste recycling facility located in Boston, MA. Mr. Sutera developed several proprietary processing methods to extract chemical solvents from various waste streams yielding re-usable solvents and innocuous land fill materials. Since 1988 Mr. Sutera has been President and CEO of Pure1 Systems, a Point-of-Use water filter manufacturer, he holds several US patents on filtering and dispensing equipment for that industry. Since 2006 Mr. Sutera has been a technical consultant to ABnote, a global leader in the security documents industry. Mr. Sutera is a graduate of Wentworth Institute’s ASE School of Aerospace Engineering and Northeastern University’s College of Engineering and holds a bachelors degree in Mechanical Engineering from that institution.

About Anpath Group, Incorporated:

Anpath Group, Inc. (Anpath), through its wholly-owned subsidiary EnviroSystems, Inc., produces cleaning and disinfecting products that it believes will help prevent the spread of infectious microorganisms while minimizing the harmful effects to people, equipment or the environment. Visit www.anpathgroup.com for more information.

EnviroSystems, Inc. is focused on safe infection prevention technologies that the company believes will position the company in the forefront of the industry at a time when there is rapidly growing awareness of the critical need to prevent biological risks — both natural and man-made. Visit www.envirosi.com for more information.

Forward Looking Statements:

This release may contain forward-looking statements, which reflect expectation or belief by Anpath Group, Inc. concerning future events that involve risks and uncertainties. Forward-looking statements include, the proposed budget in the Company’s chapter 11 filings.  Anpath Group can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Anpath Group expectations, including, but not limited to U.S.  EPA and state registration of Anpath Group’s products, foreign registration of its products, its ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of its technology, the risk that products may not result from development activities, protection of its intellectual property, need for regulatory approvals, and other factors discussed in periodic Anpath Group, Inc. filings with the Securities and Exchange Commission. Forward-looking statements are qualified in their entirety by the above cautionary statement.  Anpath Group assumes no duty to update its outlook or other forward-looking statements as of any future date.

Chapter 11 Emergence	December 23, 2010	2

Contact Information:

J. Lloyd Breedlove
President & CEO
Anpath Group, Inc.
Phone: 704.658.3350
Email: jlbreedlove@envirosi.com
Website:  www.anpathgroup.com

Source:  Anpath Group, Inc.

Chapter 11 Emergence	December 23, 2010	3